Exhibit 10.10

McFarland, Grossman & Company
-----------------------------
Investment Bankers/Brokerage/Investment Advisors

Member NASD o SIPC

9821 Katy Freeway, Suite 500, Houston, Texas 77024
713/464-7770 o FAX:  713/464-1827

CONFIDENTIAL

October 17, 2000


Board of Directors
Micropac Industries, Inc.
905 E. Walnut
Garland, TX 75040

Attention:        Mr. Nicholas Nadolsky
                  Chairman of the Board

Dear Mr. Nadolsky:

This letter is to confirm our understanding of the basis upon which McFarland, Grossman & Company, Inc. ("MGCO") is being engaged by Micropac Industries, Inc. (the "Company"), to render its opinion to the board of Directors of the Company regarding the Company's proposed purchase of approximately twenty-eight percent of its outstanding common stock owned by Nicholas Nadolsky ("Nadolsky")(the "Redemption").

We are being engaged to render our opinion (the "Opinion") as to the fairness and reasonableness, from a financial point of view, of the Redemption to the shareholders of the Company. We have been requested to express our opinion as to a fair price (or range of prices) for the redemption as of a specific date, assuming a cash transaction. It is anticipated by the Company that our Opinion will be presented to the Company's Board of Directors before November 30, 2000. Our engagement will include such presentations and discussions with the Board of Directors concerning our opinion and the underlying analyses as may reasonably be requested.

The nature and scope of the investigation which we will conduct in order to be able to render the Opinion will be such as we consider appropriate, and the Opinion will be subject to customary assumptions and qualifications. The Opinion will be in written letterform and will be available to be considered by the Board of Directors of the Company during the last half of November. The Opinion shall be for the use of the Board of Directors in considering the Redemption. The receipt of the Opinion is not a condition to the Company's (or any other party's) obligations to complete the Redemption. Except with respect to references in the Company's public filings, the Company may not publish or refer to the Opinion (either in its entirety or through excerpts or summaries), our conclusions and supporting analyses or discuss the existence of our engagement hereunder without the prior written approval of MGCO, which approval or disapproval shall not be unreasonably withheld. It is understood that, if the Opinion is included in public filings of the Company in connection with the Redemption, the Opinion will be reproduced in such filings in full, and any description of or reference to MGCO in such filings or other written communication will be in a form reasonably acceptable to MGCO and its counsel.


Sincerely,                                           Accepted and Agreed:

McFarland, Grossman & Company, Inc.                  Micropac Industries, Inc.


By: /s/ Cary Grossman                                By: /s/ Nicholas Nodolsky
--------------------------------------               ---------------------------
Cary Grossman, Chief Executive Officer               Mr. Nicholas Nadolsky
                                                     Chairman of the Board

                                                     Date:  October 19, 2000